Exhibit 10.48

June 26, 2009

Michael C. Genau
94 Colony Crossing
Edgewater, Maryland 21037

Dear Mike,

On behalf of KCI, it is a pleasure to confirm the employment offer we recently discussed. The specific terms and conditions of your new position will be as follows:

Position Title:	President, Advanced Wound Care Division
Employment Status:	Regular Full-Time, Exempt
Annual Base Salary:	$490,000 ($20,416.66 paid on
the 15th and last day of the month)
Immediate Supervisor:	Catherine Burzik, President & CEO
Location:	8023 Vantage Drive
San Antonio, TX 78230
Start Date:	July 15, 2009 or as mutually agreed
Group Health Plan Effective Date:	Upon start date
(Pending receipt of enrollment forms)

In addition to your base salary, you will be eligible for an incentive bonus opportunity with a target bonus value equal to 80% of your annual base salary as part of the Annual Incentive Bonus (AIB program).  AIB awards will be determined on both individual and corporate performance and will require that you remain in a bonus eligible position through December 31 of the year in question, except as otherwise set forth herein. For 2009, your target bonus opportunity will be pro-rated based on your start date. This is a discretionary incentive award, subject to change or termination at the Company’s sole discretion.

You will receive a new hire equity grant consisting of 165,000 non-qualified stock options (which vest ratably over 4 years) and 33,000 shares of restricted stock. The option exercise price will be set as the closing price of KCI shares on your start date (or the next subsequent closing price if your start date is a date on which the market is closed). The restricted shares will vest 100% on the third anniversary of your start date.  Your position is also eligible for consideration for future annual grants. All future equity grant recommendations are subject to CEO and Board of Directors approval, and all grants are governed by the KCI 2008 Omnibus Stock Incentive Plan (the “Equity Plan”), which is subject to change.

Michael C. Genau
June 26, 2009

To assist you with your pending relocation from Maryland to San Antonio, Texas, the Company will provide the following: (Please contact our relocation coordinator, Deborah Allen, at 210-255-6476.)

1.	You will receive a one-time relocation allowance of $30,000 (less applicable withholding taxes).
2.	The Company will arrange for packing, transport and delivery and unpacking of your household goods by a national freight carrier. These services will be direct billed to the Company.
3.
The Company will arrange for transport of one personal vehicle by a contracted van line/open air carrier if distance is over 500 miles; three vehicles if distance is over 1000 miles or you will be reimbursed $.35 per mile for driving your vehicle(s) from Maryland to San Antonio. You will also be reimbursed reasonable meals and lodging expenses en route based on travel by the most direct route.

4.	The Company will arrange for temporary housing for up to 90 days from your start date, which will be covered at 100% of the cost.
5.	You will be reimbursed for a house-hunting trip to San Antonio for you and your spouse for up to 6 nights.
6.	The company will pay for a final move trip for you and your eligible dependents of one-way airfare (if your cars have been shipped) arranged through our Corporate Travel Department.
7.
The Company will reimburse you reasonable and customary real estate closing costs for the sale of your Maryland home (including realtor’s commission up to 6%), excluding seller paid points, prorated taxes, prorated interest and seller’s allowances. This reimbursement will be grossed up for tax purposes.

8.
The Company will reimburse you normal closing costs for the purchase of your San Antonio residence, with a maximum of 1% for a loan origination fee and excluding discount points, prepaids and homeowner association fees. This reimbursement will be grossed up for tax purposes.

9.	During your first 90 days of employment the Company will pay for one round-trip (first-class ticket) every other weekend for you to return to Maryland (or as otherwise agreed).
10.
It is anticipated that you and your family will relocate to San Antonio as soon as possible with an expectation that your children will start school in San Antonio at the end of August.  To assist with this move, the Company has agreed that in the event your Maryland home is sold for less than $850,000 (with the approval of the Company), you will be reimbursed (on a grossed-up basis) for the difference between the sale price and $850,000.  Until your home in Maryland is sold, the Company will also provide you $3,000 per month (on a grossed-up basis) for up to 12 months to assist in covering your current mortgage, property taxes and other costs of your Maryland home.  The Company will also reimburse you for reasonable expenses related to the cost of staging your home for sale in Maryland.

Any other move related expenses will be discussed and reimbursed based on mutual agreement. All accommodations should be arranged through our Corporate Travel Department. Should you voluntarily resign your position with KCI within one year of your start date, you will be required to reimburse the Company all relocation-related expenses and the signing bonus described below.

Michael C. Genau
June 26, 2009

You will also be provided with a one-time signing bonus of $100,000 (subject to applicable withholding). This bonus will be paid as soon as practical following your start date.

As an Executive Committee member, you will be entitled to tax planning assistance (up to $1,500 annually) and an executive physical exam (up to $1,800 annually).

As a senior leader of the Company, you will not be provided a specific vacation benefit – we would anticipate that you would take approximately four weeks of vacation a year but you will accrue no vacation balances and no vacation will be banked, accrued or paid out.

You will be asked to sign the attached Executive Retention Agreement which generally provides that in the event your employment is terminated by the Company other than for Cause (as that term is defined in the Equity Plan), you will receive (subject to your execution of a release and waiver in the form provided by the Company) a severance payment equal to one years’ base salary and one year’s target bonus (or two years base salary and two years’ target bonus if your termination is other than for Cause within 24 months of a change in-control).

This letter serves to establish the entirety of your employment relationship with KCI and its subsidiaries, and supersedes any previous understanding that may have been implied or expressed, either verbally or in writing, by any representative of the Company.

This offer is contingent upon satisfactory completion of our pre-employment screening, including a test for the use of illegal drugs, a criminal background check and professional references. In addition, by your first day of employment, you will be required to complete a Form 1-9 establishing your right to work in the United States. Employment relationships with KCI and its subsidiaries are at-will and may be terminated by notification from either party at any time, with or without cause.

If you find the above terms and conditions of employment acceptable, please sign below and return the original to me, with a fax copy of this signature page to me at 210-255-6756. Our offer is also contingent upon your signing and returning to me a copy of a confidentiality and non-disclosure agreement (attached separately).   This offer will expire on July 3, 2009 unless otherwise agreed.

Mike, it is my sincere hope you will find your experience with KCI to be personally and professionally rewarding. I look forward to a mutually prosperous working relationship.

Sincerely,

KCI	UNDERSTOOD AND AGREED:
/s/ R. James Cravens R. James Cravens Senior Vice President Human Resources and Corporate Communications	/s/ Michael C. Genau Michael C. Genau Date: June 30, 2009